Exhibit 99.1

DURECT Announces Top-line Data from BESST (POSIDUR® U.S. Pivotal Phase III Trial)

Conference call to be held January 6 at 8:30 a.m. ET

CUPERTINO, CA, January 5, 2012/PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) announced today top-line results from the U.S. pivotal Phase III clinical study for POSIDUR® known as BESST (Bupivacaine Effectiveness and Safety in SABER trial). POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER™ technology to deliver bupivacaine and is designed to provide up to three days of pain relief after surgery. BESST was conducted to measure the safety and efficacy of POSIDUR versus placebo in one abdominal surgical procedure and versus an active comparator (injections of standard bupivacaine) in two other abdominal surgical procedures. The co-primary endpoints were pain intensity as well as the use of opioid analgesics over the first 3 days following surgery.

While the results trended positive for both pain reduction and reduction of supplemental opioid use in the first three days after surgery, they did not reach statistical significance. There were no signs of systemic safety issues, although local site reactions were observed more frequently in the POSIDUR and SABER-Placebo groups than in the active comparator groups. A full safety assessment is not yet available.

“POSIDUR continues to appear to be safe based on our preliminary review of the BESST data, which also suggests a reduction in pain associated with surgical incision in all three cohorts,” stated James E. Brown, President and CEO. “After a complete analysis of the BESST data and preparation of integrated safety and efficacy reports combining our previous well controlled studies, we intend to hold a pre-NDA meeting with the FDA.”

“Hospira looks forward to DURECT’s conversations with the FDA, and we support their efforts,” stated Sumant Ramachandra, M.D., Ph.D., senior vice president, Research & Development and Medical & Regulatory Affairs, and chief scientific officer, Hospira, Inc. (NYSE: HSP) “We continue to believe in the importance of bringing non-opiate pain management solutions to market.” POSIDUR is licensed to Hospira for commercialization in the U.S. and Canada.

BESST Top-Line Results

Primary Endpoints – Cohort 3 (POSIDUR versus SABER-Placebo, laparoscopically-assisted colectomy)

With respect to the co-primary efficacy endpoint of pain reduction as measured by mean pain intensity on movement (normalized) Area Under the Curve (AUC) during the period 0-72 hours post-dose, the patient group treated with POSIDUR 5.0 mL (660 mg) reported a mean pain reduction in pain scores of approximately 7% (p=0.1466). The statistical analysis plan included pain on movement as recorded at scheduled times through an electronic diary plus pain scores reported whenever supplemental opioids were administered with such scores attributed as if they were pain on movement. In the prespecified sensitivity analysis (which includes only scheduled pain assessment on movement scores as collected on the electronic diary), the patient group treated with POSIDUR 5.0 mL reported approximately 10% less pain versus placebo (p=0.0410). In relation to the co-primary efficacy endpoint of median total morphine-equivalent opioid dose for supplemental analgesia during the period 0-72 hours post-dose, the patient group treated with POSIDUR reported approximately 16% less opioids consumed versus the placebo group (p=0.5897). The prespecified level for statistical significance is p<0.05, unless one of the co-primary efficacy endpoints is not met in which case the standard for statistical significance for the remaining endpoint is p<0.025.

Cohorts 1 and 2 (POSIDUR versus commercially available Bupivacaine HCl solution after laparotomy and after laparoscopic cholecystectomy, respectively)

Cohorts 1 and 2 were prespecified to be pooled due to their small sample size. With respect to Cohorts 1 and 2 (pooled), the mean reduction in pain on movement was approximately 20% (p=0.0111) for the POSIDUR group compared to the patient group treated with bupivacaine HCl. In relation to median total morphine-equivalent opioid dose for supplemental analgesia during the period 0-72 hours post-dose for Cohorts 1 and 2 (pooled), the patient group treated with POSIDUR reported approximately 18% less opioids consumed compared to the bupivacaine HCl group (p=0.5455).

Safety

Overall, the POSIDUR patient groups showed a similar systemic safety profile as the patient groups treated with SABER-Placebo and active comparator. There were no signs of systemic safety issues. Local site reactions were observed more frequently in the POSIDUR and SABER-Placebo groups than in the active comparator groups; most of these observations were discolorations, the majority of which resolved without treatment during the trial. No negative safety signal has been seen in the initial cardiac and neurologic safety assessment in BESST; however further analysis is underway.

About the Design of BESST

BESST is an international, multi-center, randomized, double-blind, controlled trial evaluating the safety, efficacy, effectiveness, and pharmacokinetics of POSIDUR in 305 patients undergoing a variety of general abdominal surgical procedures. A total of 48 patients were randomized in Cohort 1, 50 patients were randomized in Cohort 2, and 207 patients were randomized in Cohort 3.

Webcast Details

DURECT management will hold a webcast to discuss BESST top-line results on January 6 at 8:30 a.m. Eastern Time. A live audio webcast of the presentation will be available by accessing DURECT’s homepage at http://www.durect.com and clicking “Investor Relations.” If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under Audio Archive in the “Investor Relations” section.

About POSIDUR

POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER™ technology to deliver bupivacaine and is designed to provide up to three days of pain relief after surgery. POSIDUR is licensed to Hospira, Inc. (NYSE: HSP) for commercialization in the U.S. and Canada, and to Nycomed: a Takeda Company for commercialization in Europe and other defined countries. DURECT has retained commercialization rights in Japan, Korea and all other countries not subject to the Nycomed and Hospira licenses.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding preliminary clinical trial results, regulatory and product approval plans, and the potential benefits and uses of POSIDUR are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that further analysis of clinical trial data will reveal different results, the risk of adverse decisions by regulatory agencies, including product non-approval, delays and additional costs due to requirements imposed by regulatory agencies (including the possibility of additional clinical trials), potential adverse effects arising from the testing or use of our drug candidates, our potential failure to maintain our collaborative agreements with third parties or consummate new collaborations and DURECT’s (and that of its third party collaborators where applicable) difficulty or failure to obtain approvals from regulatory agencies with respect to its development activities and products, or ability to design, enroll, conduct and complete clinical any additional required clinical trials, complete the design, development, and manufacturing process development of POSIDUR, manufacture POSIDUR, avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund its growth, operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-Q on November 7, 2011 under the heading “Risk Factors.”

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR®, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT, 408-777-4936